Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 5,047 Registration Statement Nos. 333-221595; 333-221595-01 Dated October 7, 2020; Filed pursuant to Rule 433

15-Month XLK PLUS

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	Technology Select Sector SPDR® Fund (XLK)
Leverage factor:	300%
Maximum payment at maturity:	At least 119% of principal
Pricing date:	October 27, 2020
Valuation date:	January 27, 2022
Maturity date:	February 1, 2022
CUSIP:	61771ECH9
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010320019792/dp138460_fwp-ps5047.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying	Return on Securities
+50.00%	19%*
+40.00%	19%*
+30.00%	19%*
+20.00%	19%*
+10.00%	19%*
+6.333%	19%
+5.00%	15%
0.00%	0%
-10.00%	-10%
-20.00%	-20%
-30.00%	-30%
-40.00%	-40%
-50.00%	-50%
-60.00%	-60%
-80.00%	-80%
-100.00%	-100%
*Assumes a maximum payment at maturity of 119% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The PLUS do not pay interest or guarantee return of any principal.

•	The appreciation potential of the PLUS is limited by the maximum payment at maturity.

•	The market price of the PLUS will be influenced by many unpredictable factors.

•	The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.

•	Investing in the PLUS exposes investors to risks associated with investments in securities with a concentration in the technology sector.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

•	The estimated value of the PLUS is $940.70 per PLUS, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the PLUS.

•	The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.

•	The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.

•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

•	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.

•	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.